EXHIBIT 10(r)

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is entered into as of February 12, 2003 (the “Effective Date”) between The Dow Chemical Company (together with its successors and assigns, the “Company”) and Michael D. Parker (the “Executive”).  The Company and the Executive (individually, a “Party” and together, the “Parties”) in exchange for their mutual promises herein set forth hereby agree to the covenants as set forth below.

Section 1 — Benefits

(a)  In General:  The Company promises that, within 15 days after the Executive signs this Agreement, he will receive the amounts or benefits set forth in this Section 1 that are conditioned on his having executed and not having revoked this Agreement, twenty percent of which are being paid to induce him to release any claims he may have under the Age Discrimination in Employment Act (ADEA).  The Executive may revoke the waiver of ADEA claims in Section 2 of this Agreement within 7 days after he signs this Agreement, in which case each payment to be made pursuant to Section 1(b)(ii) and Section 1(c)(ii) below (with respect to the U.S. Supplemental Benefit only) shall be reduced by twenty percent.  Absent this Agreement, the Executive acknowledges that the Company is not otherwise required to pay or provide him such amounts or benefits.

(b)  Payments:

(i)  Salary and Other Benefits:  The Executive will continue to receive his present salary on his regular pay days, through February 12, 2003, which will be his last day of employment, and shall continue to be eligible (together with his eligible dependents, if applicable) to participate as an active employee under all applicable medical, dental, life insurance, retirement and other benefit plans of the Company in which the Executive and his eligible dependents, if applicable, are enrolled as of the Effective Date until his or their participation, as the case may be, terminates under the terms of those plans following the Effective Date.

(ii)  Severance Payments: In exchange for this Agreement, the Executive will receive a series of three payments totaling $5,600,000.  This series of three payments shall occur as follows: 1) fifty percent of this amount shall be payable within 15 days after execution of this Agreement; 2) twenty-five percent shall be payable as soon as is administratively feasible on or after January 1, 2004 (but no later than January 20, 2004); and 3) twenty-five percent shall be payable on July 1, 2004.  If the Executive revokes his release of ADEA claims hereunder within the 7-day revocation period set forth in Section 6 below, each payment due pursuant to this Section 1(b)(ii) shall be reduced by twenty percent.

(c)  Compensation and Benefit Plans:  The Executive shall not be eligible to receive future awards or benefits under any stock option, bonus, incentive compensation, medical, dental, life insurance, fringe and other compensation or benefit plans, policies, or programs of the Company or any entity which controls, is controlled by, or is under common control with, the Company, and with respect to each of them, their predecessors and successors (hereinafter, “Affiliates”) following the Effective Date, except as follows:

(i) Retiree Medical Coverage:  On and following the Effective Date, the Company will provide the Executive with a choice of participation for him and his eligible dependents under the ongoing standard terms and conditions of either the Dow Chemical Company Retiree Medical Care Program maintained in the United States (or any successor thereto) or the Company’s International Medical Plan currently provided by Cigna International (or any successor thereto), subject to a one-time, non-changeable election of plan choice which shall be made by the Executive no later than 30 days after the Effective Date.  Prior to the Executive and his eligible dependents participating in any plan elected by the Executive in accordance herewith, the Company agrees that the Executive and his eligible dependents shall continue to participate, on the same terms and conditions, in the medical plan or plans in which they were participating as of the Effective Date.

(ii)  Pension Benefits: In addition to the Executive’s pension benefits which he is entitled to receive under the terms and conditions of the Swiss Pension Plan Rules I of the Dow Personalvorsorgestiftung Schweiz, Pension and Defined Contribution Plan for Regular Employees (the “Swiss Pension Plan”) in which he remains a participant (the “Swiss Pension Benefit”), he will receive a supplemental monthly pension benefit, commencing in March 2003 (payable monthly at the end of the month with first payment on March 31, 2003) under the terms and conditions of The Dow Chemical Company Executive Supplemental Retirement Plan (the “Supplemental Retirement Plan”) as in effect on the date of this Agreement and applicable to him (the “U.S. Supplemental Benefit”).  This U.S. Supplemental Benefit shall be calculated on a proration method based on the Executive’s age and final compensation (as determined under the terms of the Supplemental Retirement Plan) as of the date of his resignation from employment under Section 4(a) of this Agreement and taking into account the approximately 15 years he worked for the Company while residing in the United States and the approximately 19 years that he worked for the Company while residing outside the United States.  This benefit will not be reduced by any subsequent amendments or changes to the Supplemental Retirement Plan, nor will it be reduced by any other pension benefits the Executive is entitled to receive from the Company or its Affiliates under the terms of such plans or programs or by any entitlements the Executive may have to government provided social security benefits.  In addition, this benefit will not be subject to forfeiture pursuant to any current or future provision of the Supplemental Retirement Plan. This U.S. Supplemental Benefit shall be paid as an annuity, under the terms and conditions of the Supplemental Retirement Plan.  The Executive may elect a single life annuity or an annuity providing a joint and survivor benefit as provided for in the Supplemental Retirement Plan.

(iii)  Long-Term Incentive Awards:  The Executive is entitled to continue his outstanding Long-Term Incentive awards, which awards shall include without limitation any outstanding stock option or step-stock option awards (individually or collectively the “Stock Options”) and any outstanding performance shares deferred stock awards (the “Performance Shares”), according to the stated terms and conditions of the Company’s 1988 Award and Option Plan (the “AO Plan”) and the terms of the individual grant agreements accompanying each such award, except as follows:

•                                          Any outstanding Stock Options shall continue to vest and the Executive may exercise any vested Stock Options at any time up to ten years from the Effective Date, or the expiration of the remaining term of such options as provided in each individual grant agreement, whichever is shorter;

•                                          The value and payment of outstanding Performance Shares (including any dividends payable thereon) shall not be reduced or pro-rated;

•                                          The Executive shall not be subject to the provisions of the AO Plan and grant agreements which permit the Company to require him to return the value of Stock Options after he has exercised them, or any Performance Shares (or dividends payable thereon) after the Performance Shares have been issued and delivered to him (and the dividends paid to the Executive thereon); and

•                                          The Executive will be subject to those provisions of the AO Plan and grant agreements which permit the Company to declare forfeiture of unexercised Stock Options or unexpired Performance Shares (and any dividends due thereon), but only to the extent permitted by Section 8(e) of this Agreement.

(d)  Attorneys’ Fees:  The Company shall pay to the Executive’s attorneys their fees of $100,000 incurred in connection with his severance arrangements, including negotiating and drafting this Agreement.

(e)  Relocation Benefits.  The Company agrees that at any time prior to the time the payments are to be made pursuant to Section 1(b)(ii)(2) and (3) above, the Executive can elect to reduce such payments by a sum mutually agreed upon by the Parties in exchange for the Company providing the Executive with relocation benefits in accordance with the policy applicable to the Company’s localized employees.

(f)  Change in Control Protections:  In the event that any payment or benefit made or provided to or for the benefit of the Executive in connection with this Agreement or his employment with the Company or the termination thereof (a “Payment”) is determined to be subject to any excise tax (“Excise Tax”) imposed by Section 4999 of the Internal Revenue Code (or any successor to such Section), the Company shall pay to the Executive, prior to the time any Excise Tax is payable with respect to such Payment (through withholding or otherwise), an additional amount, which, after the imposition of all income, employment, excise and other taxes thereon (including any penalties and interest assessments), is equal to the sum of (i) the Excise Tax on such Payment plus (ii) any penalty and interest assessments associated with such Excise Tax.  The Executive shall make all reasonable efforts to assist the Company in rebutting any presumption that such Payments are subject to the Excise Tax and the Executive shall promptly notify the Company of any Internal Revenue Service notice demanding payment of Excise Tax or alleging that the Executive is subject to such Excise Tax.

(g)  Treatment of Payments:  Payments made under this Agreement shall not be included in the Executive’s compensation for purposes of calculating the benefits to which the Executive is entitled under any employee benefit program.

Section 2 — Executive Release

(a)  In General:  The Executive, on behalf of himself and any other Executive Released Party (as defined in Section 3(d) below), irrevocably and unconditionally releases all the Claims described in Section 2(b) below that he may now have against the Company Released Parties (as defined in Section 2(d) below), except that nothing herein shall release any Company Released Party from any claims or damages based on (i) any right the Executive may have to enforce this Agreement with the Company, (ii) any right or claim that arises after the Effective Date, (iii) any right the Executive may have to vested benefits or entitlements under the terms and conditions of any applicable plan, agreement, program, award, policy or arrangement of the Company that is an “employee benefit plan” under Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (iv) the Executive’s eligibility for indemnification (and advance of expenses) in accordance with applicable law or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy with respect to any liability the Executive incurs or incurred as a director, officer or employee of the Company or any Affiliate, (v) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable, (vi) any right or claim of a personal nature unrelated to the Executive’s employment by or relationship with the Company or service as a director thereof or (vii) the Executive’s right to claim interest on the $160,000 reimbursement from the Company to the Executive to repay an inadvertent excess deduction by the Company from the Executive’s regular compensation for contributions by the Executive to the defined benefit portion of the Swiss Pension Plan.

(b)  Claims Released:  Subject only to the exceptions just noted in subclauses (i) through (vii) in Section 2(a) above, the Executive agrees that he is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (“Claims”) with respect to any Company Released Party listed in Section 2(d) below.  The Executive understands that the Claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Anti-discrimination statutes and executive orders, such as the Age Discrimination in Employment Act (“ADEA”) and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, Executive Order 11,246, and the Michigan Elliott Larsen Civil Rights Act, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment discrimination.

Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938, which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as any international, national, federal, state, provincial or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any international, national, federal, state, provincial or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other international, national, federal, state, or provincial or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

Except as otherwise provided herein, examples of released Claims include, but are not limited to the following:  (i) Claims that in any way relate to the Executive’s employment with the Company, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, severance, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit or compensation policy, plan, or program (including without limitation the Company’s U.S. Severance Plan); (iii) Claims that the Executive has irrevocable or vested rights to severance or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees if the Executive brings a claim with respect to Claims he is releasing hereunder.

(c)  Unknown Claims:  The Executive understands that he may be releasing Claims that he does not know about and acknowledges that this is his knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement with the release of Claims herein.  Nevertheless, the Executive agrees to assume that risk and agrees that the release of Claims hereunder shall remain effective in all respects in any such case.  The Executive expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims and understands the significance of doing so.

(d)  Company Released Parties:  The Company Released Parties are the Company and its Affiliates and, with respect to each such entity, all of its past and present officers, directors, employees, assigns, attorneys, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through under or in concert with any of the persons or entities listed in this Section 2(d), and their successors (but only to the extent any such other person’s  activities directly relate to the business of the Company).

Section 3 — Company Release

(a)  In General:  The Company, on behalf of itself and any other Company Released Party (as defined in Section 2(d) above), irrevocably and unconditionally releases all the Claims described in Section 3(b) below that it may now have against the Executive Released Parties (as defined in Section 3(d) below), except that nothing herein shall release the Executive and any other Executive Released Party from any claims or damages based on (i) any right the Company may have to enforce this Agreement, (ii) any right or claim that arises after the Effective Date, (iii) any right the Company may have to obtain contribution as permitted by law in the event of entry of judgment against the Company as a result of any act or failure to act for which the Executive and Company are jointly liable, or (iv) any right or claim of an individual Company Released Party which is of a personal nature unrelated to the Executive’s employment by or relationship with the Company or service as a director thereof .

(b)  Claims Released:  Subject only to the exceptions just noted in subclauses (i) through (iv) in Section 3(a) above, the Company, on behalf of itself and any other Company Released Party, agrees that it is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that the Company or any other Company Released Party may have (“Claims”) with respect to any Executive Released Party listed in Section 3(d) below.  The Company understands that the Claims it is releasing hereunder might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:  Federal, state and local employment law or ordinance, tort, contract or breach of trust or fiduciary obligation or alleged violation of any other legal obligation; or any other federal, state, or local laws providing recourse for alleged tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

(c)  Unknown Claims:  The Company, on behalf of itself and any other Company Released Party, understands that it may be releasing Claims that it does not know about and acknowledges that this is its knowing and voluntary intent, even though the Company recognizes that someday it might learn that some or all of the facts it currently believes to be true are untrue and even though it might then regret having signed this Agreement with the release of Claims contained herein.  Nevertheless, the Company, on behalf of itself and any other Company Released Party, agrees to assume that risk and agrees that the release of Claims hereunder shall remain effective in all respects in any such case.  The Company expressly waives all rights it might have under any law that is intended to protect the Company from waiving unknown Claims and understands the significance of doing so.

(d)  Executive Released Parties:  The Executive Released Parties are the Executive, his dependents, heirs, administrators, agents, successors and assigns.

Section 4 — Promises

(a)  Employment Termination:  The Executive agrees that his employment with the Company and its Affiliates will end forever on February 12, 2003, and that he will resign from the Board of Directors of the Company and its committees, effective as of that date.  The Executive has voluntarily resigned in exchange for the benefits he is receiving because he signed this Agreement.  The Company acknowledges that as of December 13, 2002 the Executive has had no management duties or responsibilities with respect to the business or operations of the Company or any Affiliate.  The Executive’s termination of employment shall be treated as a “retirement” for purposes of (i) any plan, policy, program, arrangement of, or other agreement with, the Company or any Affiliate which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, provided that the Executive qualifies as a retiree under the terms and conditions of such plan, policy, program, arrangement of or other agreement with the Company or any Affiliate without regard to the provisions of this Agreement, or (ii) the AO Plan.

(b)  Pursuit of Released Claims:  The Parties acknowledge that they have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim released by such Party hereunder.  Each Party expressly promises never to file or prosecute a lawsuit, complaint or charge (except to the extent expressly permitted by the terms of clear and unequivocal law) based on such Claims, or seek any damages, remedies, or other relief for itself or himself, as the case may be, in connection with any Claim released by such Party hereunder by filing or prosecuting a charge with any administrative agency with respect to any such Claim, and as to any such Claim agrees to request any administrative agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter (in respect of such Claim) or dismiss the matter with prejudice (in respect of such Claim).

(c)  Company Property:  Within 15 days of the Effective Date, the Executive agrees to return to the Company all files, memoranda, documents, records, copies of the foregoing, credit cards, keys, and any other property of the Company or its Affiliates in his possession.  Anything to the contrary notwithstanding, nothing in this Section 4(c) shall prevent the Executive from retaining (i) papers and other materials of a purely personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and Rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, (iv) a copy of the 360 degree performance feedback relating to the Executive for the past year and (v) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company or any Affiliate.  In addition, the Company agrees to make arrangements for the Executive to obtain his personal papers and effects from the Company’s offices and agrees to consider the Executive’s reasonable request to provide the Executive with a copy of any minutes or presentation materials from any meeting of the Board, or any committee thereof, while the Executive was a member of such Board or committee.

(d)  Ownership of Claims:  Each Party represents that it or he has not  assigned or transferred any Claim that such Party is purporting to release hereunder and agrees that it or he shall not attempt to do so.

(e)  Nonadmission of Liability:  Each Party agrees not to assert that this Agreement is an admission of guilt or wrongdoing and each Party acknowledges that the Company Released Parties or the Executive Released Parties, as the case may be, do not believe or admit that any of them has done anything wrong.

(f)  No Disparagement:  The Executive agrees not to publicly denigrate or disparage the Company and any of its officers and directors (provided such officer or director served in such capacity on or prior to the Effective Date) in any way.  The Company agrees not to publicly denigrate or disparage the Executive in any way, and to make reasonable efforts to prevent its officers and directors from doing so as well by informing them of the Company’s obligation and commitment under this Section 4(f).  “Publicly” means in any forum or context in which the statements are intended to or would reasonably be expected to be communicated or repeated to a broad audience.  The term “publicly” is not intended to preclude purely private social conversation, but would encompass without limitation comments in a context in which they could reasonably be expected to gain wide or notable circulation either in Midland, Michigan or in executive corporate ranks generally or, in the case of comments by the Company with respect to the Executive, become known by an actual or prospective employer.  Nothing in this Section 4(f) shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory public statements or reports after a request for a retraction has been made by the person responding and refused by the Party that made such statement, to the extent reasonably necessary to correct or refute any such public statement or report or (ii) making any truthful statement to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any other benefit plan or Long-Term Incentive award, including, but not limited to, the enforcement of this Agreement or any such plan or award or (B) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information.  Each Party agrees to notify the other of any statement that is intended to be made as provided in clause (ii)(A) of the preceding sentence or is required to be made as provided in clause (ii)(B) of the preceding sentence.  Such notice shall be given as much in advance of the making of such statement as is reasonably possible.  The obligation of non-disparagement by the Executive as set forth in this subsection includes disparagement by the Executive (or an authorized agent specifically directed by the Executive, on his behalf, to engage in activity prohibited pursuant to this Section 4(f)) in any public form or forum, including book, television, or other public media, creation of or use of a web site or other internet feature, or public statements by the Executive (or an authorized agent as defined in this sentence) in the press or any trade press. The obligation of non-disparagement by the Company (and its commitment regarding public statements by its officers and directors) as set forth in this subsection includes disparagement by the Company (or such officers and directors or an authorized agent specifically directed by the Company to engaged in activity prohibited pursuant to this Section 4(f)) in any public form or forum, including book, television, or other public media, creation of or use of a web site or other internet feature, or public statements by the Company or its officers and directors (or authorized agent as defined in this sentence) in the press or any trade press.  The obligations set forth in this Section 4(f) survive the last severance payment under this Agreement and have no expiration date.

(g)  Announcements:  The Company and the Executive have jointly developed a public statement addressing the Executive’s employment and contributions at the Company, which is attached hereto and incorporated herein as Exhibit A.  The Company agrees that any internal or external public statement regarding the Executive’s resignation as an officer or director of the Company shall be consistent with Exhibit A.  The Company and the Executive have also jointly developed a letter from the Executive to employees of the Company regarding his departure, which is attached hereto and incorporated herein as Exhibit B.   This letter shall be delivered to all Company employees in conjunction with the Company’s announcement of the executive’s retirement and resignation as a director in such reasonable manner as the Company shall determine consistent with its usual process for internal announcements of this type.

(h)  Nondisclosure:  The Executive acknowledges that he may possess secret, confidential, or proprietary business and technical information or trade secrets of the Company concerning the research, operations, future plans, or customers, suppliers, and business methods of the Company and its Affiliates obtained by the Executive during the course of his employment by the Company or in connection with his duties with the Company (“Confidential Information”).  The Executive agrees that the Company and its Affiliates would be severely damaged if he did not preserve the confidentiality of such Confidential Information.  To prevent this harm, the Executive agrees (and acknowledges that the Company may be irreparably harmed if he breaks such promise) that he shall not divulge to or use on behalf of any person or entity other than the Company, without the Company’s express written authorization, any Confidential Information.  Anything herein to the contrary notwithstanding, the provisions of this Section 4(h) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order the Executive to disclose or make accessible any information, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement between the Executive and the Company, including, but not limited to, the enforcement of this Agreement, (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4(h), or (iv) in connection with any assistance provided by the Executive pursuant to Section 4(m) below, provided that prior to any disclosure under (i) and (ii) the Executive shall give as much advance notice to the Company as is possible.  The Executive agrees that this promise shall never expire.  In addition, the Parties agree that “Confidential Information” shall not include the 360 degree performance feedback relating to the Executive in the past year, provided that to the extent that any such document contains Confidential Information as defined in this Section 4(h), the Executive agrees to redact such information prior to disclosing any such feedback to an unrelated third party.  The Executive also continues to be bound by the terms of confidentiality agreement that he signed on May 30, 1972 (the “Confidentiality Agreement”), provided that (i) the second paragraph of clause 3 of such agreement is superceded by this Section 4(h), and (ii) in the event of any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement controls.

(i)  Non-Solicitation of Customers and Suppliers:  The Executive agrees that for two years from the Effective Date as to any customer or supplier of the Company with whom the Executive had direct dealings, or about whom the Executive acquired Confidential Information, during his employment (provided that the Executive knew or should have known such information was meant to be kept confidential by the Company), he shall not interfere or attempt to interfere with any ongoing or prospective business relationship with, or solicit or attempt to solicit, any such customer or supplier in such a way as would reasonably be expected to cause such customer or supplier to reduce its current or prospective business with the Company (provided that with respect to any prospective business, the Executive knew or should have known at the time of such alleged solicitation that the Company was considering such business).  Anything herein to the contrary notwithstanding, it shall not be a breach of this Section 4(i) if any such customer or supplier had a relationship with any subsequent employer or other entity using the Executive’s services that pre-existed the Executive working for such employer or entity and the reduction in current or prospective business with the Company occurs for reasons unrelated to any activities prohibited by this Section 4(i).

(j)  Non-Solicitation of Officers, Employees and Consultants:  The Executive agrees that for two years after the Effective Date he shall not solicit for employment any person who is, or within the preceding 6 months was, an officer,  employee or consultant of the Company or any Affiliate (to the extent known to the Executive to be such after reasonable inquiry) unless the individual was laid off or terminated his or her employment prior to any such solicitation.  Anything herein to the contrary notwithstanding, it shall not be a violation of this Section 4(j) for the Executive to provide a personal reference for any such officer, employee or consultant setting forth the Executive’s personal views about such officer, employee or consultant nor shall it be a violation of this Section 4(j) for the Executive to solicit a consultant of the Company or any of its Affiliates who has been paid less than $500,000 by the Company or any of its Affiliates during the preceding 12 months or who the Executive did not know (or had no reasonable basis to know) was, at the time of such solicitation, a consultant of the Company.  In addition, it shall not be breach of this Section 4(j) for the Executive to solicit a consultant if such solicitation does not substantially interfere with such consultant’s current business with, or services to, the Company or its Affiliate, as the case may be.  The Company acknowledges that one or more of its officers, employees or consultants or those of its Affiliates may join entities with which the Executive is affiliated and that this event shall not constitute a violation of this Agreement if the Executive was not involved directly or indirectly in the recruitment or hiring of any such officer, employee or consultant.

(k)  Promise Not to Engage in Certain Employment:  The Executive agrees that for two years from the date he signs this Agreement, he will not accept any employment (e.g., as a consultant, employee, officer, director, principal, agent, or joint venture partner) with any of the following companies and their respective subsidiaries and Affiliates (other than joint ventures in which such entity owns less than 20% of the entity): BASF Aktiengesellschaft, Bayer AG, BP p.l.c., Celanese AG, E.I. du Pont de Nemours and Company, Exxon-Mobil Corporation, Lyondell Petrochemical Company, Millenium Chemicals Inc., Monsanto Company, and Shell Chemicals (the “Covered Entities”).  Anything herein to the contrary notwithstanding, it shall not be a breach of this Agreement if after the Effective Date the Executive is employed by an entity, or provides services to an entity, which is not a Covered Entity (the “New Employer”) and the New Employer subsequently is acquired by, merges with, or acquires one or more of the Covered Entities, except to the extent that the Executive knew or reasonably should have known of such acquisition or merger at the time he accepted such employment.   For purposes of this Section 4(k), the term “Affiliate” of a specified entity shall mean an entity that directly or indirectly controls, is controlled by, or is under common control with, the entity specified.

(l)  Representations:  The Executive understands that the provisions of Sections 4(h) through (k) of this Agreement may limit his ability to earn a livelihood in a business similar to the business of the Company and its Affiliates but nevertheless agrees and hereby acknowledges that, due to the Company’s legitimate business interest in protecting its Confidential Information and due to the uniqueness of his services and confidential nature of the Confidential Information he possesses, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company and its Affiliates, and do not impose an undue burden on his ability to earn a living generally.  The Executive waives and releases any and all claims that the covenants are not reasonable and enforceable as written under the laws of Michigan or any other state or nation that he resides in during the periods covered by the restrictions.  The Executive covenants not to sue or otherwise challenge the enforceability of these covenants, including the time limitations or geographical scope provisions contained herein (provided that nothing herein shall prevent the Executive from challenging in any arbitration or judicial proceeding whether any specific activity in which he is alleged to have engaged is encompassed by the terms of the covenants in Sections 4(h) through (k)).  The Executive stipulates that the covenants as set forth herein are reasonable to protect legitimate business interests of the Company, ancillary to otherwise enforceable agreements at the time this Agreement is made, and fully enforceable under the laws of Michigan or any other state or nation that he resides in during the periods covered by the restrictions.

(m)  Cooperation Required:  For two years after the Effective Date, the Executive agrees that, to the extent requested by the Company and subject to the Executive’s personal and other business commitments, that the Executive shall fully cooperate with the Company in effecting a smooth transition of his responsibilities to others and shall provide other assistance to the Company with respect to any matters of which the Executive has actual knowledge or for which he had direct responsibility during his employment with the Company.  The Parties agree that the Executive’s obligations hereunder shall not exceed 10 days (for a total of 20 days) per year during such two-year period.  To the extent the Executive incurs out-of-pocket expenses in assisting the Company at its request, the Company shall reimburse him.

(n)  Confidentiality of the Agreement:  Until the Company publicly discloses this Agreement, the Executive shall neither discuss any aspect of the terms of this Agreement with, nor disclose all or any portion of this Agreement to, any person or organization.  Anything herein to the contrary notwithstanding, the Executive may in any event discuss this Agreement with, and disclose all or any portion of this Agreement to, (i) his legal, financial and tax advisors and immediate family members, (ii) any prospective employer (limited to subsections 4(h),(i), (j), (k), and (l) of this Agreement), (iii) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order the Executive to disclose or make accessible any information or (iv) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.  If prior to the Company making public this Agreement, the Executive receives a request to disclose such information pursuant to clauses (iii) or (iv) of the preceding sentence, the Executive agrees, unless otherwise prohibited by law, to immediately notify the Company’s General Counsel of such request in order to permit the Company to take steps to prevent or limit the required disclosure.

(o)  Necessary Corporate Actions:  The Company represents and warrants to the Executive that (i) all corporate action required to be taken by the Company to fully authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, any action required to be taken by the Board, any committee of the Board, or any other person or body to interpret or otherwise act with respect to any Company plan, policy, program, arrangement or other agreement) has been or will be duly and effectively taken, (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so and (iii) upon the execution and delivery of this Agreement by the Parties, and approval of this Agreement by the Compensation Committee of the Board of Directors of the Company (and the Board of Directors if deemed appropriate by the Compensation Committee), it shall be a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.  As stated above, this Agreement shall take effect as of 6 p.m. on February 12, 2003, provided that all actions necessary to authorize this Agreement have taken place by that date and time (in which event, the Company guarantees unconditionally to execute this Agreement by the time stated in this sentence and in the form executed by the Executive).  In the event that all such actions by the Compensation Committee or the Board as set forth herein have not occurred, this Agreement shall not take effect but shall be considered null and void, and the Executive shall have such rights as he would otherwise be entitled to under existing and prospective policies, programs and plans of the Company.

(p)  Indemnification:  The Company shall continue to indemnify the Executive under the terms of its current indemnification policy or policies (including any future policy that would cover actions by other senior officers on or prior to the Effective Date), its certificate of incorporation or its by-laws.

(q)  Other Representations:  In addition to any other representations in this Agreement, the Executive has made the following representations to the Company, on which he acknowledges it has relied in entering into this Agreement with him:  The Executive has not suffered any discrimination on account of his age, sex, race, national origin, marital status, sexual orientation, or any other protected status, and none of these ever has been an adverse factor used against him by any Released Party.  The Executive has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief, such as an injury for which he might receive a workers’ compensation award in the future.

Section 5 — Injunctive and Other Relief

In addition to any other remedies or relief that may be available, the Executive agrees to pay the reasonable attorneys’ fees and any damages which any Company Released Party may incur as a result of the Executive or any other Executive Released Party filing a claim, lawsuit or other proceeding against any Company Released Party with respect to a Claim released by the Executive Released Parties hereunder.  In addition to any other remedies or relief that may be available, the Company agrees to pay the reasonable attorneys’ fees and any damages which any Executive Released Party may incur as a result of the Company or any other Company Released Party filing a claim, lawsuit or other proceeding against any Executive Released Party with respect to a Claim released by the Company Released Parties hereunder.  The Executive further agrees that the Company would be irreparably harmed by any actual or threatened violation of Section 4(f) (involving disparagement), 4(h) (involving disclosure or use of confidential information or trade secrets), 4(i) (involving solicitation of customers and suppliers), 4(j) (involving solicitation of employees) or 4(n) (which protects the fact or terms of this Agreement from being disclosed until it is publicly disclosed pursuant to law), and that the Company would be entitled to seek an injunction in court prohibiting him from committing any such violation. The Company also agrees that the Executive would be irreparably harmed by any actual or threatened violation of Section 4(f) (involving disparagement) and that the Executive would be entitled to seek an injunction in court prohibiting the breaching party from committing any such violation.

Section 6 — Consideration of Agreement

The Executive acknowledges that, before signing this Agreement, he was given a period of at least 21 days in which to consider this Agreement and the release of Claims contained in Section 2 above.  The Executive waives any right he might have to additional time beyond this consideration period within which to consider this Agreement and the release of claims contained in Section 2 above.  The Executive further acknowledges that:  (a) he took advantage of this period to consider this Agreement and the release contained in Section 3 above before signing it; (b) he carefully read this Agreement and the release contained in Section 3 above; (c) he fully understands it; (d) he is entering into this Agreement voluntarily; (e) he is receiving valuable consideration in exchange for his execution of this Agreement that he would not otherwise be entitled to receive; and (f) the Company, in writing, encouraged him to discuss this Agreement with an attorney before signing it, and he did so to the extent he deemed appropriate.

The Executive acknowledges that he may revoke the waiver of ADEA claims in Section 2 above within 7 days after the Effective Date, in which case the payments payable to the Executive pursuant to Sections 1(b)(ii) and 1(c)(ii) (with respect to the U.S. Supplemental Benefit only) above shall be reduced by 20 percent.

Section 7 — Miscellaneous

(a)  Entire Agreement:  This Agreement (along with any related or referenced documents) is the entire agreement between the Executive and the Company with respect to the subject matter hereof and, except as otherwise provided herein, supercedes any other agreements between the Executive and the Company.  This Agreement may not be modified or canceled in any manner except by a writing signed by both the Executive and an authorized Company official.  Any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by the person against whom the waiver is sought.  For any waiver or modification to be effective, it must specifically refer to this Agreement and to the terms or provisions being modified or waived.  No waiver of any provision of this Agreement shall be effective as to any other provision of this Agreement except to the extent specifically provided in an effective written waiver.  If any provision in this Agreement is found to be unenforceable, all other provisions shall remain fully enforceable and the invalid or unenforceable provisions shall be reformed so as to give maximum legal effect to the agreements of the Parties contained herein; provided, however, that such reformation shall be effective only if the economic or legal substance of the transactions contemplated hereby would not thereby be affected in any manner adverse to either Party.  In the event of any inconsistency between Section 4(f), Section 4(h), Section 4(i), Section 4(j) or Section 4(k)  of this Agreement and the provisions of any other plan, policy, arrangement or program of, or other agreement with, the Company or any Affiliate, the foregoing Sections of this Agreement shall govern.

(b)  Successors:  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs and executors (in the case of the Executive), administrators, representatives, successors, and assigns.  No rights or obligation of the Company under this Agreement may be assigned or transferred by the Company without the Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, without the Company’s prior written consent, other than his rights to compensation and benefits, which may be transferred only by will or operation of law; provided, however that the Executive shall be entitled, to the extent permitted under applicable law or relevant plans, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following his death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, references in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary or beneficiaries, estate or other legal representative.

(c)  Withholding Taxes:  The Company may withhold from any amounts or benefits payable under this Agreement taxes that are required to be withheld pursuant to any applicable law or regulation.

(d)  Interpretation:  This Agreement shall be construed as a whole according to its fair meaning.  It shall not be construed strictly for or against the Executive or the Company.  Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other.  Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.  This Agreement shall be governed by the statutes and common law of the State of Michigan without reference to principles of conflicts of law, except to the extent governed by United States federal law.

(e)  Notices:  Any notice, request or other communication given in connection with this Agreement shall be in writing and shall be deemed to have been given, provided that a written acknowledgement of receipt is obtained (i) when personally delivered to the recipient or (ii) three days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address specified in this subsection (or such other address as the recipient shall have specified by ten (10) days’ advance written notice given in accordance with this subsection).  Such communication should be addressed to the Executive at his principal residence in Midland, Michigan and to the Company at its corporate headquarters in Midland, Michigan, addressed to the attention of the Company’s General Counsel.

(f)  Counterparts:  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be effective for all purposes.

(g)  No Offset:  Except as otherwise provided in Section 8(e) below, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

Section 8 — Arbitration of Disputes

(a)  Arbitrable Disputes:  Except as otherwise provided in Section 5 above, any controversy, dispute or claim arising out of or relating to this Agreement (collectively, “Covered Claims”) shall be resolved by binding arbitration.  The Executive  also agrees to resolve in accordance with this provision any claim between him and any other Released Party who offers or agrees to arbitrate the claim in this manner.

(b)  The Arbitration:  Arbitration shall take place in Detroit, Michigan under the employment dispute resolution rules of the American Arbitration Association in Michigan and this Section 8 before an experienced employment arbitrator licensed to practice law in Michigan who has been mutually agreed upon by the Parties, provided that if the Parties cannot so agree within 30 days of the filing of any Covered Claim hereunder, such arbitrator shall be selected in accordance with the applicable rules of the American Arbitration Association.  The arbitrator may not modify or change this Agreement in any way.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This arbitration provision applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it.  Except as set forth in Section 8(e) below, pending the resolution of any Covered Claim, the Executive (and his beneficiaries) shall continue to receive all pension payments and benefits due under this Agreement or otherwise.

(c)  Fees and Expenses:  Each Party shall pay the fees of his or its attorneys, the expenses of his or its witnesses, and any other expenses that the Party incurs in connection with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, the cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be paid in equal shares by the Parties.  Neither party shall be liable for punitive or exemplary damages.

(d)  Exclusive Remedy:  Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this Section.  Should the Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this Section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach if the other Party does not withdraw such claim within 30 days after receiving notice from the responding party that the filing of such claim is a breach of this Agreement.

(e)  Special Procedure for Long-Term Incentive Award Forfeiture Disputes:  Forfeiture by the Executive of unexercised Stock Options or unreceived Performance Shares provided as Long Term Incentive awards under the AO Plan shall occur only under the following circumstances:  (A) the Compensation Committee of the Board of Directors of the Company makes a good faith determination based on actual evidence that the Executive has engaged in an activity harmful to interests of the Company or any of its Affiliates; (B) within 10 days after such determination, the Company provides the Executive with written notice of such determination, which notice sets forth the activity and the steps the Executive needs to take to cure the harm to the Company, and which notice is provided to the Executive within six months of the date an officer of the Company first becomes aware, or reasonably should have been aware, of activity that the Company is asserting pursuant to this Section 8(e) is harmful to the interests of the Company or its Affiliates; (C) upon receipt of such a notice, the Executive’s right to exercise Stock Options and receive Performance Shares shall be suspended until the conclusion of the process provided for under this Section 8(e) (provided, however, if it is determined that the Executive has not engaged in an activity harmful to the interests of the Company or any of its Affiliate as defined herein, the Company agrees to pay the Executive an amount sufficient to make him whole with respect to any lost opportunity that results from the suspension of the Stock Options or Performance Shares hereunder); (D) the Executive is afforded 30 days from receipt of written notice to cure such violation and to notify the Compensation Committee in writing of the Executive’s efforts to cure such violation or the Executive’s explanation for his belief that no such violation has occurred; (E) if after the expiration of such 30-day cure period, the Compensation Committee determines in good faith by a majority vote of the members of such committee that the Executive has not cured the harm to the Company, the Company agrees to refer the decision to whether any LTI Award should be subject to forfeiture to an independent arbitrator selected in accordance with this Section 8(a)-(d); and (F) if the Executive fails to timely respond to the Company with a written response before the expiration of the 30-day cure period, the

Company shall have the right to cause a forfeiture of some or all of such outstanding Long Term Incentive awards; provided, that the Executive shall have the right to refer such action to an independent arbitrator selected in accordance with Section 8(b).  The term “harmful to the interests of the Company or any of its Affiliates” as used in this Section 8(e) shall include without limitation the Executive’s violation of Sections 4(f) (concerning nondisparagement), 4(h) (concerning nondisclosure), 4(i) (concerning non-solicitation of customers and suppliers), 4(j) (concerning non-solicitation of officers, employees or consultants) and 4(k) (concerning promises not to engage in certain employment), except that it shall not include activity that would have been in violation of Sections 4(i), 4(j), or 4(k) that first occurs on a date after the expiration of prohibitions contained in those Sections by their own terms.  In addition, the Company agrees that with respect to nondisparagement, nondisclosure, non-solicitation of customers or suppliers, non-solicitation of officers, employees or consultants, promises not to engage in certain employment or cooperation, that any action (or inaction) by the Executive shall not be deemed to be “harmful to the interests of the Company or any of its Affiliate” if such action (or inaction) is not a violation of the applicable provisions of this Agreement (i.e., Section 4(f), Section 4(h), Section 4(i), Section 4(j), Section 4(k) or Section 4(m)).  Except as otherwise provided herein, the LTI Awards shall continue to be governed by the AO Plan and the terms of the individual grant agreements accompanying each such award.

Executed at Midland, Michigan, this 10th day of February, 2003.

/s/ Michael D. Parker
MICHAEL D. PARKER

Executed at Midland, Michigan, this 12th day of February, 2003.

/s/ Larry J. Washington, Jr.
LARRY J. WASHINGTON, JR.
Corporate Vice President, Environment, Health & Safety Human Resources and Public Affairs The Dow Chemical Company